Exhibit 99.1

Estrella Immunopharma Announces $1 Million Share Repurchase Authorization

Emeryville, Jan 30, 2024 — Estrella Immunopharma, Inc. (NASDAQ: ESLA, ESLAW ) (“Estrella Immunopharma” or “Estrella”), a clinical-stage biopharmaceutical company developing CD19 and CD22-targeted ARTEMIS® T-cell therapies with the capacity to address treatment challenges for patients with blood cancers and solid tumors, is pleased to announce that its board of directors has authorized share repurchases of up to $1 million of its common stock.

“The share repurchase authorization underscores Estrella’s commitment to driving shareholder value, as well as management’s confidence in Estrella’s value and long-term potential,” said Dr. Cheng Liu, CEO and Chairman of Estrella.

“The share repurchase authorization reflects confidence in Estrella’s strategic direction and continued development of our innovative therapies,” commented Peter Xu, CFO of Estrella.

The authorization does not constitute a formal or binding commitment to make any share repurchases and the timing, amount and method of any share repurchases made pursuant to the authorization will be determined at a future date depending on market conditions and other factors.

About Estrella Immunopharma

Estrella is a clinical-stage biopharmaceutical company developing CD19 and CD22-targeted ARTEMIS® T-cell therapies with the capacity to address treatment challenges for patients with blood cancers and solid tumors. Estrella’s mission is to harness the evolutionary power of the human immune system to transform the lives of patients fighting cancer. To accomplish this mission, Estrella’s lead product candidate, EB103, utilizes Eureka’s ARTEMIS® technology to target CD19, a protein expressed on the surface of almost all B-cell leukemias and lymphomas. Estrella is also developing EB104, which also utilizes Eureka’s ARTEMIS® technology to target not only CD19, but also CD22, a protein that, like CD19, is expressed on the surface of most B-cell malignancies. Estrella is also collaborating with Imugene Limited and its product candidate, CF33-CD19t an oncolytic virus (“CF33-CD19t”), to research the use of EB103 in conjunction with CF33-CD19t to treat solid tumors using a “mark and kill” strategy. For more information about Estrella Immunopharma, please visit estrellabio.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Estrella’s share repurchase authorization, its long-term potential and the continued development of its therapies . These statements may be identified by the use of forward-looking expressions, including, but not limited to, “potential,” “future,” “continued” and similar expressions and the negatives of those terms. These statements relate to future events or future financial performance and involve known and unknown risks, uncertainties, and other factors that could cause actual results, performance, or achievements to differ materially from those expressed or implied by these forward-looking statements. Factors that may cause actual results, performance or achievements to differ materially from current expectations include, among other things, those listed under “Risk Factors” and elsewhere in our filings with the Securities and Exchange Commission. The forward-looking statements in this press release represent our views as of the date of this press release. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release.

Contact:

Investor Relations

Estrella Immunopharma, Inc.

IR@estrellabio.com